Exhibit 10(AA)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made this 25th day of November, 2003, by and between DONEGAL GROUP INC., a Delaware corporation (the “Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation (the “Bank”); Witnesseth:

R E C I T A L S

     WHEREAS, the Borrower has requested the Bank to make loans to the Borrower for general corporate purposes, including, without limitation, refinancing certain debt of the Borrower, and financing the costs of acquisitions; and

     WHEREAS, subject to and upon the terms, conditions and provisions of this Agreement, the Bank agrees to make loans to the Borrower.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Bank and the Borrower agree as follows:

SECTION 1. Definitions. As used in this Agreement, the terms defined in the heading and recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

1.1. “Accumulated Funding Deficiency” has the meaning set forth in ERISA.

1.2. “AM Best Rating” means the rating for any Insurance Company published by the A.M. Best & Company, Inc. from time to time.

1.3. “Board” means the Board of Governors of the Federal Reserve System of the United States.

1.4. “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the Commonwealth of Pennsylvania are authorized to close.

1.5. “Capital Assets” means mixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of 12 months or less in accordance with GAAP.

1.6. “Capital Expenditures” means for any period the aggregate of all expenditures or obligations incurred for the acquisition of Capital Assets, including, without limitation, the capitalized portion of Capital Lease Obligations.

1.7. “Capital Lease Obligations” means the obligations of a Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real, personal or mixed property, which obligations are required to be classified and shown as liabilities on a balance sheet of such Person under GAAP.

1.8. “Change of Control” means the occurrence of any of the following events that first occurs after the date of this Agreement (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the failure of the Borrower to own, directly or indirectly, shares representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of any of its Insurance Subsidiaries.

1.9. “Code” means Internal Revenue Code of 1986.

1.10. “Combined Statutory Surplus” means at any one time the aggregate Statutory Surplus of the Insurance Subsidiaries of the Borrower in accordance with SAP.

1.11. “Consolidated GAAP Net Worth” means the consolidated Net Worth of the Borrower and its Subsidiaries in accordance with GAAP.

1.12. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

1.13. “Credit Amount” means the amount of $35,000,000.00.

1.14. “Credit Expiration Date” means November 25, 2007.

1.15. “Credit Facility” means the credit facility described in this Agreement under which the Bank has agreed to make the Loans to the Borrower.

1.16. “Default” has the meaning set forth in Section 7.

1.17. “EBIT” means, with respect to the Borrower on a rolling eight (8) quarter basis, the total of the earnings of the Borrower before interest and tax expense for such period all as determined in accordance with GAAP.

1.18. “Enforcement Costs” means and includes collectively all expenses, charges, recordation or other taxes, costs and fees (including attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Bank in connection with enforcement of this Agreement or any of the other Financing Documents, and the exercise by the Bank of any rights or remedies available to it under the provisions of this Agreement, or any of the other Financing Documents.

1.19. “Environmental Laws” means any federal, state or local law, statute, rule, regulation or ordinance which relate to Hazardous Materials and/or the protection of the environment or human health.

1.20. “ERISA” means the Employee Retirement Income Security Act of 1974.

1.21. “Event of Default” has the meaning set forth in Section 7.

1.22. “Financing Documents” means collectively and includes this Agreement, the Note, and any other instrument, document or agreement both now and hereafter executed, delivered or furnished by the Borrower or any other Person evidencing, guaranteeing, securing or in connection with this Agreement or all or any part of the Obligations.

1.23. “GAAP” means generally accepted accounting principles consistently applied.

1.24. “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any department, commission, board, bureau, agency, administration, service or other instrumentality of the United States of America, of any state, the District of Columbia, municipality or any other governmental entity.

1.25. “Hazardous Materials” means and includes hazardous wastes, hazardous substances, toxic chemicals and substances, oil and petroleum products and their by-products, radon, asbestos, pollutants or contaminants.

1.26. “Indebtedness” means collectively and includes all Indebtedness, liabilities and obligations of the Borrower of any nature whatsoever, direct or contingent, matured or unmatured, joint or several, including, without limitation, (i) any obligation for borrowed money, (ii) any obligation to pay rent under any lease that is required to be classified as a liability in accordance with generally accepted accounting principles, (iii) any obligation secured by a lien, security interest or other encumbrance on property whether or not the Borrower has assumed or become liable for the payment of such obligation, and (iv) any obligation for the deferred purchase price of property or services.

1.27. “Insurance Commissioner” means with regard to the Borrower or its Insurance Subsidiaries the highest elected or appointed (as the case may be) public official in each respective state in which the Borrower or its Subsidiaries are permitted to sell insurance, with authority to regulate Insurance Companies.

1.28. “Insurance Company” and “Insurance Companies” means one or more licensed stock or mutual fire or casualty insurer.

1.29. “Insurance Subsidiary” and “Insurance Subsidiaries” means each and collectively all of the Subsidiaries of the Borrower that are an Insurance Company.

1.30. “Interest Coverage Ratio” means, with respect to the Borrower for any period, the ratio of the

EBIT to the interest expenses of the Borrower all as determined in accordance with GAAP.

1.31. “Investment Grade Securities” means Investments with a rating not lower than Baa3 by Moody’s or BBB- by S&P.

1.32. “Investments” means any common or preferred stock, bond, debt or equity investment of any kind whether held directly or indirectly, certificated or uncertificated.

1.33. “Lien” and “Liens” means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance, judgment, lien, claim or charge of any kind in, on, of or in respect of, any asset or property or any rights to any asset or property, including, without limitation, (a) any interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to any such asset or property, and (b) the filing of, or any agreement to give, any financing statement relating to any such asset or property under the Uniform Commercial Code of any jurisdiction.

1.34. “Loan” and collectively the “Loans” has the meaning set forth in Section 2.1.

1.35. “Loan Account” has the meaning set forth in Section 2.3.

1.36. “Material Adverse Change” means a material adverse change in the business, properties, condition (financial or otherwise), operations, or prospects, of the Borrower or any Subsidiary.

1.37. “Moody’s” means Moody’s Investors Service.

1.38. “Multiemployer Plan” has the meaning set forth for such term in ERISA.

1.39. “Net Worth” means the excess of the assets of the Borrower over the liabilities of the Borrower.

1.40. “Note” has the meaning set forth in Section 2.3.

1.41. “Obligations” means collectively and includes all present and future Indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrower to the Bank both now existing and hereafter arising under, as a result of, on account of, or in connection with, (a) this Agreement and any and all amendments thereto, restatements thereof, supplements thereto and modifications thereof made at any time and from time to time hereafter, (b) the Note, or (c) the other Financing Documents, including, without limitation, future advances, principal, interest, indemnities, other fees, late charges, Enforcement Costs and other costs and expenses whether direct, contingent, joint, several, matured or unmatured.

1.42. “Operating Lease Rentals” means the rentals payable under any lease of real or personal property that would not be capitalized on a balance sheet of the Borrower prepared in accordance with GAAP.

1.43. “PBGC” means the Pension Benefit Guaranty Corporation.

1.44 “Person” means and includes any natural person, individual, corporation, partnership, joint venture, unincorporated association, government or political subdivision or agency thereof, or any other entity of whatever nature, including, without limitation, the Borrower.

1.45. “Plan” and “Plans” means any employee pension benefit plans described in Section 3(2) of ERISA.

1.46. “Positive GAAP Net Income” means the consolidated net income of the Borrower and its Subsidiaries in accordance with GAAP not reduced for losses.

1.47. “Positive Combined Statutory Net Income “ means the combined net income of the Insurance Subsidiaries in accordance with SAP not reduced for losses.

1.48. “Prohibited Transaction” has the meaning set forth for such term in ERISA.

1.49. “Reportable Event” has the meaning set forth for such term in ERISA.

1.50. “S&P” means Standard & Poor’s Ratings Services.

1.51. “SAP” means statutory accounting principles consistently applied.

1.52. “Senior Officer” means the Chief Executive Officer of the Borrower or the Chief Financial Officer of the Borrower or such other individual as may be designated by such Chief Executive Officer or such Chief Financial Officer.

1.53. “Solvent” means, with respect to any Person on a particular date, the condition that on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and mature, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) in the case of the Insurance Subsidiaries, such Person’s capital and surplus exceeds 150% of the Company Action risk-based capital level as prescribed by the risk-based capital rules employed by the Insurance Department of its state of domicile.

1.54. “Statutory Surplus” means the surplus of an insurance company determined by the accounting treatment of both assets and liabilities as prescribed or permitted by state insurance regulatory authorities.

1.55 “Subordinated Debt” means Indebtedness of the Borrower subordinated to the Borrower’s payment of the Obligations to the Bank by a means (by inter-creditor agreement or in accordance with its terms) acceptable to the Bank in its discretion, including, without limitation, the Indebtedness, described on Schedule 1, attached hereto, and made part hereof by this reference.

1.56. “Subsidiary” means any corporation, association or other business entity of which more than

50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

1.57. “Total Capitalization” means the Total Funded Debt of the Borrower and its Subsidiaries plus the consolidated Net Worth of the Borrower.

1.58. “Total Funded Debt” means the all of the funded Indebtedness of the Borrower and its Subsidiaries at any on time.

1.59. “Total Invested Assets” means all of Investments of the Borrower and its Subsidiaries not including Indebtedness of any Insurance Subsidiary evidenced by surplus notes held by the Borrower.

SECTION 2. The Credit Facility.

2.1. Loans. Subject to and upon the provisions of this Agreement and relying upon the representations and warranties of the Borrower herein set forth, the Bank agrees at any time and from time to time to make loans (each a “Loan” and collectively the “Loans”) to the Borrower from the date hereof until the earlier of the Credit Expiration Date or the date on which the Credit Facility is terminated pursuant to Section 8.1 hereof in an aggregate principal amount at any time outstanding not to exceed the Credit Amount. No Loans shall be made hereunder if after giving effect thereto the sum of the aggregate principal amount of all outstanding Loans would exceed the Credit Amount. In no event shall the Bank be obligated to make a Loan hereunder if an Event of Default shall have occurred and be continuing. Unless sooner terminated pursuant to the provisions of this Agreement, the Credit Facility and the obligation of the Bank to make Loans hereunder shall automatically terminate on the Credit Expiration Date without further action by, or notice of any kind from, the Bank. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow under the Credit Facility. The fact that there may be no Loans outstanding at any particular time shall not affect the continuing validity of this Agreement.

2.2. Minimum Amount and Use of Proceeds. Each Loan shall be in an amount not less than One Million Dollars ($1,000,000.00) and will be advanced by the Bank not later than the Business Day following the day (which shall be a Business Day) of the Borrower’s request therefor. The proceeds of each Loan will be deposited by the Bank in the Borrower’s demand deposit account with the Bank and shall be used by the Borrower for the Borrower’s general corporate purposes, including without limitation, refinancing certain debt of the Borrower and for financing the cost of acquisitions.

2.3. Note. The Borrower’s obligation to pay the Loans with interest shall be evidenced by a single Libor Grid Note (which Libor Grid Note, as the same may from time to time be extended, replaced, substituted for, amended, restated or otherwise modified, is herein called the “Note”) dated the date hereof in the Credit Amount and executed and delivered by the Borrower on the date hereof. The Bank will maintain on its books a loan account (the “Loan Account”) with respect to advances, repayments and prepayments of Loans, the accrual and payment of interest on Loans and all other amounts and charges owing to the Bank in connection with Loans. Except for manifest error, the Loan Account shall be rebuttably presumptive evidence as to all amounts owing by the Borrower to the Bank in connection with and on account of Loans.

2.4. Facility Fee. During the period from the date hereof until the earlier of the Credit Expiration Date or the date on which the Credit Facility is terminated pursuant to the provisions of Section 8.1. hereof, the Borrower shall pay to the Bank an availability fee in the amount of .15% per annum of the Credit Amount. Such availability fee shall commence to accrue on the date hereof and shall be due and payable by the Borrower in arrears on the first day of each calendar quarter and on the earlier of the Credit Expiration Date or on the date on which the Credit Facility is terminated pursuant to Section 8.1 hereof.

SECTION 3. Conditions Precedent.

3.1. Initial Loan. The Bank may not make the initial Loan hereunder unless the following conditions precedent have been satisfied in a manner acceptable to the Bank:

     3.1.1. Borrower’s Corporate Documents. The Bank shall have received (i) a copy, certified as of a recent date by the Secretary of State of Delaware the Certificate of Incorporation of the Borrower, (ii) a long form Certificate of Good Standing for the Borrower issued by the Secretary of State of Delaware, and (iii) a copy, certified to the Bank as true and correct as of the date hereof by the Secretary of the Borrower, of the by-laws of the Borrower and the resolutions of the Borrower’s board of directors authorizing the execution and delivery of this Agreement and the other Financing Documents to which the Borrower is a party and designating by name and title the officer or officers of the Borrower who are authorized to sign this Agreement and such other Financing Documents for and on behalf of the Borrower and to make the borrowings hereunder.

     3.1.2. Financing Documents. The execution and delivery of each of the Financing Documents required by the Bank to be executed and delivered prior to the making of the initial Loan.

     3.1.3. Additional Documents. The furnishing in form and content acceptable to the Bank of any additional documents, agreements, certifications, record searches, insurance policies or opinions which the Bank may deem necessary or desirable.

     3.1.4. Fee. The Bank shall have received from the Borrower payment of a closing fee in the amount of .25% of the Credit Amount.

3.2. All Loans. The Bank may not make any Loan hereunder if:

     3.2.1. Representations and Warranties. Any representation or warranty of the Borrower made in or in connection with this Agreement and the other Financing Documents is not true, correct and complete in all material respects on and as of the date of any Loan as if made on such date;

     3.2.2. Credit Amount Exceeded. The total of the aggregate amount of all outstanding Loans exceeds the Credit Amount;

     3.2.3. Covenants and Conditions. The Borrower is not then in compliance with all of the terms, covenants and conditions of this Agreement that are binding upon it;

     3.2.4. Event of Default or Default. Any Event of Default or Default shall have occurred and be continuing.; or

     3.2.5. Material Adverse Change. A Material Adverse Change has occurred since the date of the last financial statements of the Borrower received by the Bank.

SECTION 4. Representations and Warranties. The Borrower represents and warrants to the Bank that the following statements are true, correct and complete as of the date hereof and as of each date a Loan is or is to be made hereunder:

4.1. Organization, Good Standing, etc. The Borrower and its Subsidiaries are corporations each duly organized and existing, in good standing, under the laws of the jurisdiction of its incorporation, and each has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where such failure to qualify would not lead to a Material Adverse Change and would not have any effect on the enforceability of this Agreement or any of the other Financing Documents.

4.2. Authorization. The Borrower has full corporate power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver the Note and the other Financing Documents to which it is a party and to incur the Obligations and perform the other obligations provided for herein, in the Note and in the other Financing Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval, filing or registration with or notice to any Governmental Authority is required as a condition to the validity of this Agreement or the Note or the other Financing Documents or the performance by the Borrower of its obligations hereunder or thereunder.

4.3. Subsidiaries. The names of the only Subsidiaries of the Borrower are set forth on Exhibit A, attached hereto and made part hereof by this reference.

4.4. Binding Agreements. This Agreement constitutes, and the Note and each of the other Financing Documents, when issued and delivered pursuant hereto and assuming due execution and delivery of this Agreement by the Bank will constitute, the valid and legally binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally from time to time in effect and that equitable proceedings are subject to the discretion of the court before which such proceedings are brought.

4.5. Litigation. There is no litigation or proceeding pending or, to the knowledge of any Senior

Officer of the Borrower signing this Agreement on behalf of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change or materially adversely affect the ability of the Borrower to perform and comply with this Agreement or the other Financing Documents to which the Borrower is a party.

4.6. Proceedings. There are no proceedings or investigations pending or, so far as the Senior Officer of the Borrower executing this Agreement knows, threatened before any court or arbitrator or before or by any Governmental Authority that, in any one case or in the aggregate, if determined adversely to the interests of the Borrower or any Subsidiary, could reasonably be expected to result in a Material Adverse Change.

4.7. No Conflicts. There is no statute, regulation, rule, order or judgment, no charter or by-law, and no provision of any mortgage, indenture, contract or other agreement binding on the Borrower or affecting its properties, that would prohibit, conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement or of the Note or of the other Financing Documents to which the Borrower is a party.

4.8. Financial Condition. All financial statements and all other financial information furnished or to be furnished to the Bank hereunder has been prepared in accordance with GAAP or, in the case of the Insurance Subsidiaries, SAP and fairly present the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of the Borrower’s and its Subsidiaries operations for the periods covered thereby. No Material Adverse Change has occurred since the date of such financial statements. The Borrower has no Indebtedness or liabilities other than that reflected on such financial statements or expressly permitted by the provisions of this Agreement.

4.9. Taxes. The Borrower and its Subsidiaries have each filed, or have obtained effective extensions for the filing of, all federal, state and other tax returns that are required to be filed, and have paid all taxes shown as due on said returns and all assessments, fees and other amounts due. All tax liabilities of the Borrower and its Subsidiaries were as of the date of financial statements referred to in Section 4.8 above, and are now adequately provided for on the books of the Borrower and its Subsidiaries. No tax liability has been asserted by the Internal Revenue Service or any other Governmental Authority against the Borrower or its Subsidiaries for taxes in excess of those already paid or that are adequately provided for on the books of the Borrower and that are being contested in good faith by appropriate proceedings.

4.10. Title to Properties. The Borrower and each of its Subsidiaries has good and marketable title to its Properties and assets except for such as are no longer useful in the conduct of its business or have been disposed of in the ordinary course of business.

4.11. Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any laws of any Governmental Authority (including, without limitation, any statute, rule or regulation relating to employment practices or to Environmental Laws, occupational and health standards and controls) or order of any court or arbitrator, the violation of which, considered in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.12. Material Agreements. Neither the Borrower nor any of its Subsidiaries is in default or breach in the performance, observance or fulfillment of any of the terms, conditions or provisions of any material instrument, agreement or document to which the Borrower or any of its Subsidiaries is a party (including, without limitation, any instrument or agreement evidencing or made in connection with any Indebtedness or liabilities) which default or breach considered in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13. Board Regulations. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board. No part of the proceeds of the Loans hereunder will be used to purchase or carry any margin stock or to extend credit to others for such purpose if as a result there would be a violation of said Regulations U, G, T or X of the Board.

4.14. Investment Company Act. Neither the Borrower nor its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person that is an investment company within the meaning of such Act.

4.15. ERISA. The Borrower and each of its Subsidiaries is in compliance in all material respects with the provisions of ERISA, and the Code applicable to Plans of the Borrower, and the regulations and published interpretations thereunder, if any, that are applicable to it and the applicable laws, rules and regulations of any jurisdiction applicable to such Plans; (a) the Borrower and each of its Subsidiaries has not, with respect to any Plan established or maintained by it, engaged in a prohibited transaction that would subject it to a material tax or penalty on prohibited transactions imposed by ERISA or Section 4975 of the Code; (b) no liability to the PBGC or any successor thereto that is material to the Borrower and its Subsidiaries taken as a whole has been, or to the Borrower’s knowledge is reasonably expected to be, incurred with respect to the Plans and there has been no Reportable Event and no other event or condition that presents a material risk of termination of a Plan by the PBGC; (c) neither the Borrower nor any of its Subsidiaries has engaged in a transaction that would result in the incurrence of a material liability under Section 4069 of ERISA; (d) as of the date hereof, neither the Borrower nor any of its Subsidiaries has incurred any liability that would be material to the Borrower and its Subsidiaries taken as a whole on account of a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan.

4.16. Licenses, etc. The Borrower and each of its Subsidiaries has obtained and now holds all material licenses, permits, franchises, patents, trademarks, copyrights and trade names that are necessary to the conduct of the business of the Borrower and each of its Subsidiaries as now conducted free of any conflict with the rights of any other Person.

4.17. Labor Matters. Neither the Borrower nor any of its Subsidiaries is subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring the Borrower and each of its Subsidiaries to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor. There are no strikes or other material labor disputes pending or threatened against the Borrower or any of its Subsidiaries. The Borrower and its Subsidiaries have complied in all material respects with the Fair Labor Standards Act.

4.18. Patents, Trademarks, etc. The Borrower and its Subsidiaries own and possess all such patents, patent rights, trademarks, trade rights, trade names, trade name rights, service marks, service mark rights, copyrights, and governmental licenses and permits as the Borrower considers necessary for the conduct of the businesses of the Borrower and its Subsidiaries as now conducted without, to the knowledge of the Borrower individually or in the aggregate, any infringement upon rights of other Persons that could reasonably be expected to result in a Material Adverse Change, and there is no individual patent or patent license or governmental license or permit the loss of which would have a materially adverse effect on the business, properties, condition (financial or otherwise) or operations, present or prospective, of the Borrower and its Subsidiaries.

4.19. Solvent. The Borrower and all of its Subsidiaries are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, and will continue to be, Solvent.

4.20. Insurance. The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurers insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of companies engaged in the same or a similar business or having similar properties similarly situated.

4.21. Accuracy of Information. No information, exhibit, report, statement, certificate or document furnished by the Borrower to the Bank in connection with the Loans, this Agreement or the other Financing Documents or the negotiation thereof contains any misstatement of a material fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading.

SECTION 5 Affirmative Covenants. The Borrower covenants and agrees with the Bank that so long as any of the Obligations or commitments therefor shall be outstanding it shall, and shall cause each of its Subsidiaries (except the covenant set forth in Section 5.1) to:

5.1. Payment of Obligations. Punctually pay the principal of and interest on the Loans and the other Obligations, at the times and places, in the manner and in accordance with the terms of this Agreement, the Note and the other Financing Documents.

5.2. Maintenance of Existence and Domicile of Insurance Subsidiaries. Preserve and maintain its corporate existence in good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required from time to time, except where the failure to be so qualified would not cause a Material Adverse Change; and preserve and maintain the domicile of each of its Insurance Subsidiaries as in effect on the date hereof:

5.3. Conduct of Business. Continue to engage in a business of the same general type as conducted by it on the date of this Agreement.

5.4. Maintenance of Properties. Maintain, keep and preserve all of its material Properties

(tangible and intangible), necessary or useful in the conduct of its business, in good working order and condition, ordinary wear and tear excepted, except that the failure to maintain, preserve and protect a particular item of depreciable property that is not of significant value, either intrinsically or to the operations of the Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

5.5. Maintenance of Records. Keep accurate and complete records and books of account, in which complete entries will be made in accordance with GAAP in the case of the Borrower and SAP in the case of the Insurance Subsidiaries, reflecting all financial transactions of the Borrower and its Subsidiaries.

5.6. Maintenance of Insurance. Maintain insurance (subject to customary deductibles and retentions) with financially sound and reputable insurance companies, in such amounts and with such coverages (including without limitation public liability insurance, fire, hazard and extended coverage insurance on all of its assets, necessary workers’ compensation insurance and all other coverages as are consistent with industry practice) as are maintained by companies of established reputation engaged in similar businesses and similarly situated.

5.7. Compliance with Laws. Comply in all respects with all applicable laws, rules, regulations, Environmental Laws and orders, except where the failure to so comply would not cause a Material Adverse Change. Such compliance shall include, without limitation, paying when due all taxes, assessments and government charges imposed upon it or upon its property (and all penalties and other costs, if any, related thereto), unless contested in good faith by appropriate proceedings and for which adequate reserves have been set aside.

5.8. Reporting Requirements. The Borrower shall, and shall cause each of its Subsidiaries, as applicable, to, furnish to the Bank:

     5.8.1. Annual GAAP Statements of the Borrower. Within one hundred twenty (120) days following the end of the Borrower’s fiscal year (or such earlier date as the Borrower’s Form 10-K is filed with the Securities and Exchange Commission) copies of:

(i) the consolidated (including the Borrower on a parent-only basis) balance sheets of the Borrower and its Subsidiaries as at the close of such fiscal year, and

(ii) the consolidated (including the Borrower on a parent-only basis) statements of operations and statements of stockholders’ equity and cash flows, in each case of the Borrower and its Subsidiaries for such fiscal year, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP, all in reasonable detail and accompanied by an opinion thereon of KPMG, LLP or other firm of independent public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP (except for changes in application in which such accountants concur) and present fairly in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the end of such fiscal year and the results of their operations for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary under the circumstances.

     5.8.2. Annual SAP Financial Statements. As soon as available, and in any event within one hundred twenty (120) days following the end of the fiscal year of each Insurance Subsidiary (or such earlier date as such are filed with the applicable insurance regulatory authority), copies of audited SAP financial statements for each such Insurance Subsidiary, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with SAP, all in reasonable detail and accompanied by an opinion thereon of KPMG, LLP or other firm of independent public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Bank, to the effect that the financial statements have been prepared in accordance with SAP (except for changes in application in which such accountants concur) and present fairly in all material respects in accordance with SAP the financial condition of such Insurance Subsidiary as of the end of such fiscal year and the results of its operations for the fiscal year then ended and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted statutory auditing standards and, accordingly, included such tests of the accounting records and such other statutory auditing procedures as were considered necessary under the circumstances.

     5.8.3. Quarterly GAAP Statements of the Borrower. As soon as available, and in any event within sixty (60) days after the end of each quarterly fiscal period of the Borrower (other than the fourth fiscal quarter of any fiscal year), copies of:

(a) the consolidated (including the Borrower on a parent-only basis) balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and

(b) the consolidated (including the Borrower on a parent-only basis) statements of operations and consolidated statements of stockholders’ equity and cash flows, in each case of the Borrower and its Subsidiaries for such fiscal quarter and the portion of such fiscal year ended with such fiscal quarter, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with GAAP all in reasonable detail and certified as presenting fairly in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the end of such period and the results of their operations for such period by a Senior Officer of the Borrower, subject only to normal year-end accruals and audit adjustments and the absence of footnotes.

     5.8.4. Quarterly SAP Statements. As soon as available, and in any event within sixty (60) days following the end of each fiscal quarter other than the fourth fiscal quarter of any fiscal year of each Insurance Subsidiary (or such earlier date as such are filed with the applicable insurance regulatory authority), copies of the unaudited SAP financial statements for each quarterly fiscal period of each such Insurance Subsidiary, in each case setting forth in comparative form the figures for the preceding fiscal year and prepared in accordance with SAP, all in reasonable detail and certified as presenting fairly in accordance with SAP the financial condition of such Insurance Subsidiary, as of the end of such period and results of operations for such period by a Senior Officer of such Insurance Subsidiary, subject to normal year-end accruals and audit adjustments and the absence of footnotes.

     5.8.5. Annual/Quarterly Reports. Concurrently with the delivery of the financial statements required pursuant to Sections 5.8.2. and 5.8.4., copies of all reports required to be filed with the Insurance Commissioner of each state in which an Insurance Subsidiary is domiciled in connection with the filing of such financial statements.

     5.8.6. SEC Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower and copies of all annual, periodic and special reports and registration statements that the Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

     5.8.7. Notice of Litigation. Promptly after the commencement thereof, notice of any action, suit and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against the Borrower or any of its Subsidiaries (A) not arising out of an insurance policy issued by the Borrower or any of its Subsidiaries, that, if determined adversely to the Borrower or such Subsidiary, would cause a Material Adverse Change, or (B) commenced by any creditor or lessor under any written credit agreement with respect to borrowed money in excess of $500,000 or material lease that asserts a default thereunder on the part of the Borrower or any of its Subsidiaries.

     5.8.8. Notices of Default As soon as practicable and in any event within fifteen (15) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the Borrower with respect thereto.

     5.8.9. Actuarial Report Confirming Reserves. As soon as available, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Borrower, a report confirming the adequacy of the SAP reserves of each Insurance Subsidiary from KPMG, LLP or an actuarial firm of recognized national standing or the actuarial division of any other accounting firm of recognized national standing acceptable to the Bank.

     5.8.10. Other Filings. Promptly upon the filing thereof and at any time upon the reasonable request of the Bank, permit the Bank the opportunity to review copies of all reports, including annual reports, and notices that the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as practicable and in any event within fifteen (15) days after the Borrower or any of its Subsidiaries knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan of the Borrower or any of its Subsidiaries or that the PBGC, the Borrower or any such Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Bank a certificate of a Senior Officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto.

     5.8.11. Certificates. Simultaneously with each delivery of financial statements pursuant to Sections 5.8.1. and 5.8.3., the Borrower shall deliver to the Bank a certificate of its Chief Financial Officer that will

(a) certify on behalf of the Borrower that such officer has reviewed this Agreement and the condition and transactions of the Borrower and its Subsidiaries for the period covered by such financial statements, and state that to the best of his/her knowledge the Borrower has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the Note, and no Default or Event of Default has occurred and is continuing or, if a Default or Event of’ Default has occurred and is continuing, a statement as to the nature thereof and the action that is proposed to be taken with respect thereto, and

(ii) include information required to establish whether the Borrower was in compliance with the covenants set forth in this Agreement during the period covered by the financial statements then being delivered.

     5.8.12. Notice of Acquisition and Continued Compliance. (a) Prior to the closing of any transaction in which the Borrower will acquire an Insurance Company for a total cash consideration (including assumed indebtedness) in excess of $25,000,000, pro-forma calculations reasonably acceptable to the Bank establishing that the Borrower shall remain in compliance with the covenants set forth in this Agreement following the closing of such transaction;

(b) Prior to the closing of any transaction in which the Borrower will acquire an entity other than an Insurance Company for a total cash consideration (including assumed indebtedness) in excess of $10,000,000, pro-forma calculations reasonably acceptable to the Bank establishing that the Borrower shall remain in compliance with the covenants set forth in this Agreement following the closing of such transaction; and

(c) Prior to the closing of any transaction, which when taken into account, the cash consideration (including assumed indebtedness) in the aggregate for all of the Borrower’s acquisitions during the prior twelve (12) month period would be an amount in excess of $35,000,000, pro-forma calculations reasonably acceptable to the Bank establishing that the Borrower shall remain in compliance with the covenants set forth in this Agreement following the closing of such transaction.

     5.8.13. Additional Information. Such additional information as the Bank may reasonably request concerning the Borrower and its Subsidiaries and for the purpose all pertinent books, documents and vouchers relating to its business, affairs and Properties, including Investments as shall from time to time be designated by the Bank.

5.9. Compliance with Agreements. Promptly and fully comply with all contractual obligations under all agreements, mortgages, indentures, leases and/or instruments to which any one or more of the Borrower and its Subsidiaries is a party, whether such agreements, mortgages, indentures, leases or instruments are with the Bank or another Person, except where such failure to so comply would not cause a Material Adverse Change.

SECTION 6. Negative Covenants. The Borrower covenants and agrees with the Bank that so long as any of the Obligations or commitments therefor shall be outstanding, the Borrower shall not, and shall not permit its Subsidiaries to:

6.1. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except: (a) Indebtedness of the Borrower under this Agreement and the Note; (b) Capital Lease Obligations in an amount not to exceed $5,000,000; (c) Indebtedness of the Borrower or its Subsidiaries existing as of the date of this Agreement, as the same may be refinanced or extended from time to time, so long as there is no increase in the principal amount outstanding thereunder; and (d) Subordinated Debt of the Borrower, provided the aggregate principal amount of such Subordinated Debt does not exceed $50,000,000.

6.2. Guaranties, Etc. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible for the obligations of any Person, except for Subsidiaries or guaranties by indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.3. Liens. Create, incur, assume or suffer to exist any Lien, upon or with, respect to any of its Properties, now owned or hereafter acquired, except: (a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; (b) Liens imposed by law, such as mechanic’s materialmen’s, landlord’s, warehousemen’s and carrier’s Liens, and other similar Liens, securing obligations incurred in the ordinary course of business that are not past due for more than forty-five (45) days, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (c) Liens under workers’ compensation, unemployment insurance, social security or similar legislation (other than ERISA); (d) judgments and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or any of its Subsidiaries of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; (f) Liens consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed fifteen percent (15%) of the annual fixed rentals payable under such lease, and (g) deposits the Insurance Subsidiaries are required to maintain with state insurance departments in the states in which they do business.

6.4 Investments. Permit total consolidated Investments of the Borrower and its Insurance Subsidiaries in Investment Grade Securities, as of the end of any fiscal quarter, to be less than ninety percent (90%) of the aggregate amount of Total Invested Assets.

6.5. Mergers and Consolidations and Acquisitions of Assets. Merge or consolidate with any Person (whether or not the Borrower or any Subsidiary is the surviving entity); except that for as long as no Event of Default exists or would be caused by consummation of such merger or acquisition, and any such acquisition is permitted by all applicable laws and regulations the Borrower may (a) acquire an Insurance Company, or (b) acquire an entity that is not in a similar line of business as the Borrower provided that the acquired entities assets do not exceed $20,000,000.

6.6. Sale of Assets. Sell, lease or otherwise dispose of all or substantially all of its assets, including through any reinsurance arrangements, except in the ordinary course of business.

6.7. Stock of Subsidiaries, Etc. Pledge, assign, hypothecate, transfer, convey, sell or otherwise dispose of, encumber or grant any security interest in, or deliver to any other Person, any shares of capital stock of its Subsidiaries, or permit any such Subsidiaries to issue any additional shares of its capital stock to any Person other than the Borrower or any of its Subsidiaries, except directors’ qualifying shares; provided, however, the Borrower may sell some or all of the shares of capital stock of any of its Subsidiaries or permit any such Subsidiaries to issue and sell additional shares of its capital stock to any Person other than the Borrower or any Subsidiaries, so long as such sale of stock is made in exchange for cash or, with respect to any Subsidiary with a book value of less than $20,000,000, other consideration, in an amount equal to the fair market value of such shares.

6.8. Capital Expenditures. Make or permit to be made any Capital Expenditure in any fiscal year, or commit to make any Capital Expenditure in any fiscal year, that when added to the aggregate Capital Expenditures of the Borrower and its Subsidiaries theretofore made or committed to be made in that fiscal year, would exceed $15,000,000.

6.9. Minimum A.M. Best Rating. At any time, permit the A.M. Best Rating of (a) Atlantic States Insurance Company or Southern Insurance Company of Virginia, to be less than “A-”.

6.10. Limitations on Debt and Negative Pledges. Enter into any agreement with any other Person (other than any agreement existing on the date hereof and other than this Agreement) restricting its ability to create or incur Indebtedness hereunder or to secure Indebtedness hereunder, other than those transactions described on Schedule 2, attached hereto, and made part hereof by this reference.

6.11. Transactions with Affiliates. Enter into or participate in any transaction with any Affiliate of the Borrower or any Subsidiary except on terms and at rates no more favorable than those that would have prevailed in an arm’s-length transaction between unrelated third parties.

6.12. Minimum Consolidated GAAP Net Worth. As of the end of any fiscal quarter, permit the Consolidated GAAP Net Worth to be less than an amount equal to the sum of (a) $110,000,000, (b) 90% of the net proceeds of any subsequent equity offering, plus (c) 50% of any cumulative Positive GAAP Net Income for each fiscal quarter following the fiscal quarter ended June 30, 2003.

6.13. Minimum Statutory Surplus of Insurance Subsidiaries. As of the end of any fiscal quarter, permit the Combined Statutory Surplus to be less than an amount equal to the sum of (a) $105,000,000 plus (b) 50% of any cumulative Positive Combined Statutory Net Income for each fiscal quarter following the fiscal quarter ended June 30, 2003.

6.14. Debt to Capitalization. Permit at any time the ratio of Total Funded Debt to Total Capitalization to exceed forty percent (40%).

6.15. Minimum Interest Coverage Ratio. Calculated on a rolling eight (8) quarter basis, permit at any time the ratio of EBIT to Interest Expense to be less than 3 to 1.

SECTION 7. Default. The occurrence of any one or more of the following events shall constitute a default under the provisions of this Agreement, and the term “Default” shall mean, whenever it is used in this Agreement, any one or more of the following events (and the term “Event of Default” as used herein means one or more of the following events, prior to (a) the lapse of time for cure (if any), and (b) delivery of notice by the Bank to the Borrower if such notice is stipulated.

7.1. Payment of Obligations. The failure of the Borrower to pay any of the Obligations as and when due and payable in accordance with the provisions of this Agreement, the Note and/or any of the other Financing Documents, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such failure shall continue uncured for a period of five (5) days after the date of written notice thereof by the Bank to the Borrower;

7.2. Perform, etc. Certain Provisions of This Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of Section 5.8 of this Agreement or any of the provisions set forth in Sections 6.1 through 6.15 of this Agreement;

7.3. Perform, etc. Other Provisions of This Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of this Agreement other than those covered by Sections 7.1. and 7.2 above, and such failure is not cured to the satisfaction of the Bank within a period of thirty (30) days after the date of written notice thereof by the Bank to the Borrower;

7.4. Representations and Warranties. If any representation and warranty contained herein or any statement or representation made in any certificate or any other information at any time given by or on behalf of the Borrower or furnished in connection with this Agreement or any of the other Financing Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made;

7.5. Default under other Financing Documents. The occurrence of a default (as defined and described therein) under the provisions of the Note or any of the other Financing Documents that is not cured within applicable cure periods, if any;

7.6. Liquidation, Termination, Dissolution, etc. If the Borrower shall liquidate, dissolve or terminate its existence;

7.7. Default under Other Indebtedness. If the Borrower shall default in any payment of any Indebtedness owing to the Bank (other than the Obligations) or to any other Person beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or default in the observance or performance of any other agreement or condition relating to any such Indebtedness, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity;

7.8. Attachment. The issuance of any attachment or garnishment against property or credits of the Borrower for an amount in excess, singly or in the aggregate, of $1,000,000 that shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days after the issuance thereof;

7.9. Judgments. One or more judgments or decrees shall be entered against the Borrower involving in the aggregate a liability in excess of $1,000,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days after the entry thereof.

7.10. Insolvent, etc. If the Borrower shall become insolvent and/or admit its inability to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors;

7.11. Bankruptcy. If proceedings in bankruptcy, or for reorganization of the Borrower, or for the readjustment of any of the Borrower’s debts, under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower and, except with respect to any such proceedings instituted by the Borrower, shall not be discharged within sixty (60) days of their commencement;

7.12. Receiver, etc. A receiver or trustee shall be appointed for the Borrower or for any substantial part of the Borrower’s assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower and, except with respect to any such appointments requested or instituted by the Borrower, such receiver or trustee shall not be discharged within sixty (60) days of his or her appointment, and, except with respect to any such proceedings instituted by the Borrower, such proceedings shall not be discharged within sixty (60) days of their commencement;

7.13. Change of Control. The occurrence of a Change of Control.

7.14. Invalidity. The invalidity or unenforceability of any term or provision of this Agreement, the Note or any other Financing Documents.

7.15. Material Adverse Change. The occurrence of any Material Adverse Change.

SECTION 8. Rights and Remedies.

8.1. Termination, Acceleration, Etc. If any Default shall occur and be continuing, the Bank may (a) declare the Credit Facility and any obligation or commitment of the Bank hereunder to make Loans to the Borrower for the account of the Borrower to be terminated, whereupon the same shall forthwith terminate, and (b) declare the unpaid principal amount of the Note, together with accrued and unpaid interest thereon, and all other Obligations then outstanding to be immediately due and payable, whereupon the same shall become and be forthwith due and payable by the Borrower to the Bank, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower; provided, that, in the case of any Default referred to in Sections 7.10, 7.11, and 7.12 above, the Credit Facility and any obligation or commitment of the Bank hereunder to make Loans to the Borrower shall immediately and automatically terminate and the unpaid principal amount of the Note, together with accrued and unpaid interest thereon, and all other Obligations then outstanding shall be automatically and immediately due and payable by the Borrower to the Bank without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by the Borrower. Upon the occurrence and during the continuation of any Default, then in each and every case, the Bank shall be entitled to exercise in any jurisdiction in which enforcement thereof is sought, the rights and remedies available to the Bank under the other provisions of this Agreement and the other Financing Documents, together with the rights and remedies available to the Bank under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently.

8.2. Liens, Set-Off. As security for the payment of the Obligations and the performance of the Financing Documents, the Borrower hereby grants to the Bank a continuing security interest and lien on, in and upon all Indebtedness owing to, and all deposits (general or special), credits, balances, monies, securities and other property of, the Borrower and all proceeds thereof, both now and hereafter held or received by, in transit to, or due by, the Bank. In addition to, and without limitation of, any rights of the Bank under applicable laws, if the Borrower becomes insolvent, however evidenced, or any Default occurs, the Bank may at any time and from time to time thereafter, without notice to the Borrower, set-off, hold, segregate, appropriate and apply at any time and from time to time thereafter all such Indebtedness, deposits, credits, balances (whether provisional or final and whether or not collected or available), monies, securities and other property toward the payment of all or any part of the Obligations in such order and manner as the Bank in its sole discretion may determine and whether or not the Obligations or any part thereof shall then be due or demand for payment thereof made by the Bank.

8.3. Enforcement Costs. The Borrower agrees to pay to the Bank on demand (a) all Enforcement Costs paid, incurred or advanced by or on behalf of the Bank and (b) interest on such Enforcement Costs from the date paid, incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Default Rate. All Enforcement Costs, with interest as above provided, shall be a part of the Obligations hereunder.

8.4. Remedies Cumulative. Each right, power and remedy of the Bank as provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise, and the exercise or beginning of the exercise by the Bank of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Bank of any or all such other rights, powers or remedies. The Borrower hereby waives any and all notices whatsoever with respect to the Bank’s acceptance hereof or the Bank’s intention to act, or the Bank’s action, in reliance hereon.

8.5. No Waiver, Etc. No failure or delay by the Bank to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Bank from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Bank shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a Default for failure to effect such prompt payment of any such other amount. The payment by the Borrower or any other Person and the acceptance by the Bank of any amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which a Default exists shall not in any way or manner be construed as a waiver of such Default by the Bank or preclude the Bank from exercising any right of power or remedy consequent upon such Default.

SECTION 9. Miscellaneous.

9.1. Course of Dealing; Amendment. No course of dealing between the Bank and the Borrower shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents. The Bank shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same. This Agreement constitutes the complete and exclusive expression of the terms of the agreement between the parties, and supersedes all prior and or contemporaneous communications between the parties relating to the subject matter of this Agreement. This Agreement and the other Financing Documents to which the Borrower is a party may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Bank and the Borrower.

9.2. Waiver of Default. The Bank may, at any time and from time to time, execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Bank may specify in such written instrument, any of the requirements of this Agreement or of the other Financing Documents or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument. In the case of any such waiver, the Borrower and the Bank shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder. No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.

9.3. Notices. All notices, requests and demands to or upon the parties to this Agreement shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or, in the case of notice by telegraph, telex or facsimile transmission, when properly transmitted, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:

Borrower:	Donegal Group Inc. 1195 River Road Marietta, Pennsylvania 17547 Attention: Donald H. Nikolaus Fax No.: (717) 426-7009

Bank:	Manufacturers and Traders Trust Company 2055 South Queen Street York, Pennsylvania 17403 Attention: Theodore K. Oswald Fax No.: (717) 771-4914

except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.

9.4. Right to Perform. If the Borrower shall fail to make any payment or to otherwise perform, observe or comply with the provisions of this Agreement or any of the other Financing Documents, then and in each such case, the Bank may (but shall be under no obligation whatsoever to) without notice to or demand upon the Borrower remedy any such failure by advancing funds or taking such action as it deems appropriate for the account and at the expense of the Borrower. The advance of any such funds or the taking of any such action by the Bank shall not be deemed or construed to cure a Default or waive performance by the Borrower of any provisions of this Agreement. The Borrower shall pay to the Bank on demand, together with interest thereon from the date advanced or incurred until paid in full at a per annum rate of interest equal at all times to the Default Rate, any such funds so advanced by the Bank and any costs and expenses advanced or incurred by or on behalf of the Bank in taking any such action, all of which shall be a part of the Obligations hereunder.

9.5. Costs and Expenses. The Borrower agrees to pay to the Bank on demand all fees, recordation and other taxes, costs and expenses of whatever kind and nature, including attorney’s fees and disbursements, that the Bank may incur or which are payable in connection with the closing and the administration of the Loans, including, without limitation, the preparation of this Agreement and the other Financing Documents, the recording or filing of any and all of the Financing Documents and obtaining lien searches. The Borrower hereby releases the Bank from any claim or liability the Borrower may have or bring, becoming due, arising under, out of, as a result of, in connection with, or related to, this Agreement, the Loans or the Credit Facility, provided such claim or liability has not directly resulted from the Bank’s negligence or willful misconduct. The Borrower agrees to indemnify the Bank against and hold it harmless from any and all (a) losses, liabilities, or expenses (including attorneys’ fees) incurred by the Bank, and (b) any and all actions, claims, demands or suits made or brought by any Person (including, without limitation, the Borrower), becoming due, arising under, out of, as a result of, in connection with or related to, this Agreement, the Loans or the Credit Facility, provided the same has not directly resulted from the Bank’s negligence or willful misconduct. All such fees, costs, recordation and other taxes shall be a part of the Obligations hereunder.

9.6. Consent to Jurisdiction. The Borrower irrevocably (a) consents and submits to the jurisdiction and venue of any state or federal court sitting in the Commonwealth of Pennsylvania over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents, (b) waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (c) consents to the service of process in any such suit, action or proceeding in any such court by the mailing of copies of such process to the Borrower by certified or registered mail at the Borrower’s address set forth herein for the purpose of giving notice.

9.7. Assignment and Participations. The Bank may, without notice to or consent of the Borrower, sell, dispose of, assign or transfer to any Person, all or any part of the Obligations or all or any part of the Financing Documents and each such Person shall have the right to enforce the provisions of the Financing Documents and any of the Obligations as fully as the Bank, provided that the Bank shall continue to have the unimpaired right to enforce the provisions of the Financing Documents and any of the Obligations as to so much of the Financing Documents and/or the Obligations that it has not sold, assigned or transferred. Additionally, the Bank may sell or grant to any other Person participations in all or any part of the Obligations or all or any part of the Financing Documents. In connection with and prior to and after any such sale, transfer, assignment or participation, the Bank may disclose and furnish to any prospective or actual purchaser, transferee, assignee or participant, any and all reports, financial statements and other information obtained by the Bank at any time and from time to time in connection with the Obligations, any of the Financing Documents or otherwise. The Borrower will cooperate with the Bank to a commercially reasonable extent in connection with any such assignment and will execute and deliver such consents and acceptances to any such assignment, amendments to this Agreement in order to effect any such assignment (including, without limitation, the appointment of the Bank as agent for itself and all assignees) and a new or replacement promissory note for the Note in conjunction with any such assignment; provided, that the Borrower’s Indebtedness, obligations and liabilities under this Agreement and the other Financing Documents will not be increased by reason of any such assignment.

9.8. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective.

9.9. Survival. All representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement and all other Financing Documents.

9.10. Binding Effect. This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

9.11. Applicable Law and Time of Essence. This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, both in interpretation and performance. Time is of the essence in connection with all obligations of the Borrower hereunder and under any of the other Financing Documents.

9.12. Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

9.13. Headings, Construction. Paragraph headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used herein, the singular number shall include the plural, the plural, the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require.

9.14. Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOANS, THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS.

     IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement under their respective seals as of the day and year first written above.

WITNESS/ATTEST:	DONEGAL GROUP INC.
/s/ Ralph G. Spontak	By:	/s/ Donald H. Nikolaus (Seal)

Ralph G. Spontak Senior Vice President, Chief Financial Officer and Secretary		Donald H. Nikolaus President and Chief Executive Officer

WITNESS:	MANUFACTURERS AND TRADERS TRUST COMPANY
/s/ Frederick W. Dreher	By:	/s/ Theodore K. Oswald (Seal)

Theodore K. Oswald, Vice President

COMMONWEALTH OF PENNSYLVANIA) COUNTY OF LANCASTER)		: SS.

     On the 25th day of November, in the year 2003, before me, the undersigned, a Notary Public in and for said Commonwealth, personally appeared Donald H. Nikolaus, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Judy A. Tangert

Notary Public

COMMONWEALTH OF PENNSYLVANIA) COUNTY OF LANCASTER)	: SS.

     On the 25th day of November, in the year 2003, before me, the undersigned, a Notary Public in and for said Commonwealth, personally appeared Theodore K. Oswald, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Judy A. Tangert

Notary Public